Exhibit 99.1
MALIBU BOATS, INC. ANNOUNCES RECORD THIRD QUARTER FISCAL 2021 RESULTS
Fiscal Third Quarter 2021 Highlights Compared to Fiscal Third Quarter 2020:
•Net sales increased 49.8% to $273.2 million
•Unit volume increased 36.6%
•Gross profit increased 57.1% to $72.0 million
•Net income increased 47.2% to $35.1 million
•Adjusted EBITDA increased 56.7% to $57.0 million
•Net income available to Class A Common Stock per share (diluted) increased 47.7% to $1.61 per share
•Adjusted fully distributed net income per share increased 61.1% to $1.82 per share on a fully distributed weighted average share count of 21.7 million shares of Class A Common Stock
Loudon, TN, May 4, 2021 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the third quarter ended March 31, 2021.
“We delivered a record-setting third quarter and the best quarter in company history from both a revenue and earnings perspective. This would have been true even without the addition of Maverick Boat Group this quarter. Our results continue to showcase the agility of our team and the strength of our flexible business model, as we posted production levels for Malibu and Pursuit that significantly exceeded historical levels and the fourth best production month ever for Maverick in March. While we have expertly navigated COVID-related supply chain constraints, disruptions resulting from the Texas storms and Kansas freeze allowed our operational excellence and versatility to shine through,” commented Jack Springer, Chief Executive Officer of Malibu Boats, Inc. “Maverick is proving to be another home run, and a perfect fit within our Malibu family of brands. We have just begun our proven process of improvement with Maverick and there are many opportunities for growth to come. Further, robust demand for our larger, newer boats has endured, supporting substantial growth and earnings power. We are optimistic that these tailwinds will remain elevated well beyond calendar year 2021.”
“As we continue to navigate through an ever-changing macro-economic landscape, I am incredibly proud of our team, who day in and day out remain laser-focused on superior execution and living the values of our Company to ensure we bring our customers industry-leading new product innovation. We look forward to leveraging these catalysts for growth as we conclude our fiscal year 2021, and continue to deliver value for our shareholders,” concluded Mr. Springer.
Fiscal Third Quarter 2021 Results (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020
	(Dollars In Thousands)
Net Sales	$273,162	$182,310	$649,793	$534,502
Gross Profit	$72,028	$45,849	$167,258	$125,718
Gross Profit Margin	26.4%	25.1%	25.7%	23.5%
Net Income	$35,135	$23,866	$79,320	$58,146
Net Income Margin	12.9%	13.1%	12.2%	10.8%
Adjusted EBITDA	$57,023	$36,399	$132,483	$95,464
Adjusted EBITDA Margin	20.9%	20.0%	20.4%	17.9%
Net sales for the three months ended March 31, 2021 increased $90.9 million, or 49.8%, to $273.2 million as compared to the three months ended March 31, 2020. The increase in net sales was driven primarily by a favorable

Exhibit 99.1
model mix in our Malibu and Cobalt segments and increased unit volumes in our Malibu and Saltwater Fishing segments due mostly to our acquisition of Maverick Boat Group on December 31, 2020. Unit volume for the three months ended March 31, 2021, increased 658 units, or 36.6%, to 2,454 units as compared to the three months ended March 31, 2020. Our unit volume increased primarily due to strong demand at our Malibu segment and additional volume in Saltwater Fishing due mostly to our acquisition of Maverick Boat Group but also supported by robust growth at Pursuit. The increase in unit volumes was constrained by the impact of severe weather on our Cobalt operations and our supply chain's operations.
Net sales attributable to our Malibu segment increased $35.5 million, or 34.6%, to $138.0 million for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. Unit volumes attributable to our Malibu segment increased 246 units for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. The increase in net sales was driven primarily by increased volume, strong demand for our new, larger models and optional features.
Net sales attributable to our Cobalt segment increased $9.2 million, or 20.0%, to $55.3 million for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. Unit volumes attributable to Cobalt decreased 17 units for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase in net sales was driven by a favorable product mix of our Cobalt models impacting net sales per unit, offset by lower volume. Our unit volumes for our Cobalt segment decreased during the three months ended March 31, 2021 as a result of weather related shutdowns of our operations and suppliers' operations.
Net sales attributable to our Saltwater Fishing segment increased $46.2 million, or 137.2%, to $79.9 million, for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. Unit volume increased 429 units for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase in net sales was driven primarily by the increased volumes due to the acquisition of Maverick Boat Group on December 31, 2020.
Overall consolidated net sales per unit increased 9.7% to $111,313 per unit for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. Net sales per unit for our Malibu segment increased 10.6% to $99,658 per unit for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, driven by higher sales of new, more expensive models and optional features. Net sales per unit for our Cobalt segment increased 24.1% to $109,615 per unit for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, driven by higher sales of larger, more expensive models. Net sales per unit for our Saltwater Fishing segment decreased 42.9% to $141,396 per unit for the three months ended March 31, 2021 driven primarily by mix of models due mostly to the acquisition of Maverick Boat Group on December 31, 2020.
Cost of sales for the three months ended March 31, 2021 increased $64.7 million, or 47.4%, to $201.1 million as compared to the three months ended March 31, 2020. The increase in cost of sales was driven by higher costs related to higher net sales in all our segments. In the Malibu segment, higher per unit material and labor costs contributed $19.8 million to the increase in cost of sales and were driven by an increased mix of larger product that corresponded with higher net sales per unit. In the Cobalt segment, higher per unit material and labor costs contributed $6.3 million to the increase in cost of sales and were driven by an increased mix of larger product that corresponded with higher net sales per unit. Within our Saltwater Fishing segment, higher volumes, primarily related to the acquisition of Maverick Boat Group, drove $34.0 million of increase in cost of sales which was also modestly impacted by higher per unit costs.
Gross profit for the three months ended March 31, 2021 increased $26.2 million, or 57.1%, to $72.0 million compared to the three months ended March 31, 2020. The increase in gross profit was driven primarily by higher sales revenue with a more favorable product mix partially offset by the increased cost of sales for the reasons noted above. Gross margin for the three months ended March 31, 2021 increased 130 basis points from 25.1% to 26.4%.
Selling and marketing expenses for the three months ended March 31, 2021 increased $0.1 million, or 2.1% to $4.7 million compared to the three months ended March 31, 2020. The increase was driven primarily by incremental selling and marketing expenses from the acquisition of Maverick Boat Group offset by decreased travel and

Exhibit 99.1
promotional events due mostly to restrictions imposed by COVID-19. As a percentage of sales, selling and marketing expenses decreased 80 basis points compared to the same period in the prior fiscal year. General and administrative expenses for the three months ended March 31, 2021, increased $8.8 million, or 90.8%, to $18.4 million as compared to the three months ended March 31, 2020 driven primarily by acquisition and integration related costs, compensation, higher legal expenses related to intellectual property litigation and incremental general and administrative expenses due to the acquisition of Maverick Boat Group. As a percentage of sales, general and administrative expenses increased 140 basis points to 6.7% for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. Amortization expense for the three months ended March 31, 2021 increased $0.6 million, or 39.5% to $2.1 million compared to the three months ended March 31, 2020. The increase is due to amortization of intangibles acquired as part of the acquisition of Maverick Boat Group on December 31, 2020.
Operating income for the third quarter of fiscal year 2021 increased to $46.9 million from $30.1 million in the third quarter of fiscal year 2020. Net income for the third quarter of fiscal year 2021 increased 47.2% to $35.1 million from $23.9 million and net income margin decreased to 12.9% from 13.1% in the third quarter of fiscal year 2020. Adjusted EBITDA in the third quarter of fiscal year 2021 increased 56.7% to $57.0 million from $36.4 million, while Adjusted EBITDA margin increased to 20.9% from 20.0% in the third quarter of fiscal year 2020.
Fiscal 2021 Guidance
For the fiscal full year 2021, Malibu anticipates revenue growth approaching 38% year-over-year and Adjusted EBITDA margins of approximately 20.5%.
The Company has not provided reconciliations of guidance for Adjusted EBITDA margin, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include acquisition and integration related expenses, costs related to the Company’s vertical integration initiatives and litigation expenses that are difficult to predict in advance in order to include in a GAAP estimate.
Conference Call and Webcast
The Company will host a webcast and conference call to discuss third quarter of fiscal year 2021 results on Tuesday, May 4, 2021, at 8:30 a.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (855) 433-0928 or (484) 756-4263 and using Conference ID #7199253. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the Company’s website for twelve months.
About Malibu Boats, Inc.
Based in Loudon, Tennessee, Malibu Boats, Inc. (MBUU) is a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport, sterndrive and outboard boats. Malibu Boats, Inc. is the market leader in the performance sport boat category through its Malibu and Axis boat brands, the leader in the 20’ - 40’ segment of the sterndrive boat category through its Cobalt brand, and in a leading position in the saltwater fishing boat market with its Pursuit and Cobia offshore boats and Pathfinder, Maverick, and Hewes flats and bay boat brands. A pre-eminent innovator in the powerboat industry, Malibu Boats, Inc. designs products that appeal to an expanding range of recreational boaters, fisherman and water sports enthusiasts whose passion for boating is a key component of their active lifestyles. For more information, visit www.malibuboats.com, www.axiswake.com, www.cobaltboats.com, www.pursuitboats.com, or www.maverickboatgroup.com.
Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission: Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Fully Distributed Net Income and Adjusted Fully Distributed Net Income per Share. These measures have limitations as analytical tools and

Exhibit 99.1
should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring or non-operating expenses, including certain professional fees, acquisition and integration-related expenses, non-cash compensation expense, expenses related to interruption to our engine supply during the labor strike by United Auto Workers (“UAW”) against General Motors and adjustments to our tax receivable agreement liability. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of net income as determined by GAAP. Management believes Adjusted EBITDA and Adjusted EBITDA Margin allow investors to evaluate our operating performance and compare our results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of core operating performance. Management uses Adjusted EBITDA to assist in highlighting trends in our operating results without regard to our financing methods, capital structure, and non-recurring or non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring or non-cash items, (iii) assuming the exchange of all LLC units into shares of Class A Common Stock, which results in the elimination of non-controlling interest in Malibu Boats Holdings, LLC (the "LLC"), and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc., before non-recurring or non-cash items and the effects of non-controlling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash or non-recurring items, and eliminates the variability of non-controlling interest as a result of member owner exchanges of LLC units into shares of Class A Common Stock. In addition, because Adjusted Fully Distributed Net Income is susceptible to varying calculations, the Adjusted Fully Distributed Net Income measures, as presented in this release, may differ from and may, therefore, not be comparable to similarly titled measures used by other companies.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and the numerator and denominator for our net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per share of Class A Common Stock is provided under "Reconciliation of Non-GAAP Financial Measures".
Cautionary Statement Concerning Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes statements in this press release regarding our expectations for fiscal year 2021; our expectations for opportunities for growth and demand for our products, including beyond calendar year 2021; and our ability to continue to deliver value for our shareholders.

Exhibit 99.1
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: the effects of the COVID-19 pandemic on us; general industry, economic and business conditions; our ability to grow our business through acquisitions and integrate such acquisitions to fully realize their expected benefits, including our recent acquisition of Maverick Boat Group; our reliance on our network of independent dealers and increasing competition for dealers; our large fixed cost base; intense competition within our industry; increased consumer preference for used boats or the supply of new boats by competitors in excess of demand; the successful introduction of new products; our ability to execute our manufacturing strategy successfully; the success of our engines integration strategy; and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Malibu Boats, Inc.
Wayne Wilson
Chief Financial Officer
(865) 458-5478
InvestorRelations@MalibuBoats.com

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020
Net sales	$273,162	$182,310	$649,793	$534,502
Cost of sales	201,134	136,461	482,535	408,784
Gross profit	72,028	45,849	167,258	125,718
Operating expenses:
Selling and marketing	4,667	4,572	12,280	14,304
General and administrative	18,402	9,643	45,092	30,389
Amortization	2,094	1,501	5,142	4,622
Operating income	46,865	30,133	104,744	76,403
Other (income) expense, net:
Other income, net	(7)	(1,660)	(29)	(1,679)
Interest expense	796	940	1,797	3,064
Other (income) expense, net	789	(720)	1,768	1,385
Income before provision for income taxes	46,076	30,853	102,976	75,018
Provision for income taxes	10,941	6,987	23,656	16,872
Net income	35,135	23,866	79,320	58,146
Net income attributable to non-controlling interest	1,339	1,088	3,206	2,787
Net income attributable to Malibu Boats, Inc.	$33,796	$22,778	$76,114	$55,359

Comprehensive income:
Net income	$35,135	$23,866	$79,320	$58,146
Other comprehensive income (loss):
Change in cumulative translation adjustment	(262)	(2,078)	1,790	(2,086)
Other comprehensive income (loss)	(262)	(2,078)	1,790	(2,086)
Comprehensive income	34,873	21,788	81,110	56,060
Less: comprehensive income attributable to non-controlling interest	1,329	993	3,282	2,692
Comprehensive income attributable to Malibu Boats, Inc.	$33,544	$20,795	$77,828	$53,368

Weighted average shares outstanding used in computing net income per share:
Basic	20,799,405	20,630,741	20,722,339	20,684,034
Diluted	21,032,360	20,775,108	20,939,927	20,827,958
Net income available to Class A Common Stock per share:
Basic	$1.62	$1.11	$3.67	$2.68
Diluted	$1.61	$1.09	$3.63	$2.66

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share data)

	March 31, 2021	June 30, 2020
Assets
Current assets
Cash	$42,993	$33,787
Trade receivables, net	36,918	13,767
Inventories, net	115,712	72,946
Prepaid expenses and other current assets	5,279	3,954
Total current assets	200,902	124,454
Property, plant and equipment, net	123,988	94,310
Goodwill	101,126	51,273
Other intangible assets, net	237,493	139,892
Deferred tax asset	49,208	52,935
Other assets	17,549	14,482
Total assets	$730,266	$477,346
Liabilities
Current liabilities
Current maturities of long-term obligations	$4,250	$—
Accounts payable	40,596	15,846
Accrued expenses	75,606	50,485
Income taxes and tax distribution payable	4,585	243
Payable pursuant to tax receivable agreement, current portion	3,589	3,589
Total current liabilities	128,626	70,163
Deferred tax liabilities	28,177	14
Other liabilities	20,518	16,727
Payable pursuant to tax receivable agreement, less current portion	48,150	46,076
Long-term debt	159,190	82,839
Total liabilities	384,661	215,819

Stockholders' Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 20,844,019 shares issued and outstanding as of March 31, 2021; 20,595,969 issued and outstanding as of June 30, 2020	207	204
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 11 shares issued and outstanding as of March 31, 2021; 15 shares issued and outstanding as of June 30, 2020	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of March 31, 2021 and June 30, 2020	—	—
Additional paid in capital	109,692	103,797
Accumulated other comprehensive loss	(1,342)	(3,132)
Accumulated earnings	229,825	153,711
Total stockholders' equity attributable to Malibu Boats, Inc.	338,382	254,580
Non-controlling interest	7,223	6,947
Total stockholders’ equity	345,605	261,527
Total liabilities and stockholders' equity	$730,266	$477,346

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA (Unaudited):
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and presentation of Net Income Margin and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020
Net income	$35,135	$23,866	$79,320	$58,146
Provision for income taxes	10,941	6,987	23,656	16,872
Interest expense	796	940	1,797	3,064
Depreciation	4,130	2,938	11,215	9,040
Amortization	2,094	1,501	5,142	4,622
Professional fees [1]	948	124	3,186	500
Acquisition and integration related expenses [2]	1,530	—	4,107	—
Stock-based compensation expense [3]	1,449	816	4,060	2,306
UAW strike impact [4]	—	877	—	2,564
Adjustments to tax receivable agreement liability [5]	—	(1,650)	—	(1,650)
Adjusted EBITDA	$57,023	$36,399	$132,483	$95,464
Net Sales	$273,162	$182,310	$649,793	$534,502
Net Income Margin [6]	12.9%	13.1%	12.2%	10.8%
Adjusted EBITDA Margin [6]	20.9%	20.0%	20.4%	17.9%

(1)	Represents legal and advisory fees related to our litigation with Skier's Choice, Inc.
(2)	For the three months and nine months ended March 31, 2021, represents legal and advisory fees incurred in connection with our acquisition of Maverick Boat Group on December 31, 2020. Integration related expenses for the three and nine months ended March 31, 2021 include post-acquisition adjustments to cost of goods sold of $0.9 million for the fair value step up of inventory acquired from Maverick Boat Group, which was sold during the third quarter of fiscal 2021.
(3)	Represents equity-based incentives awarded to key employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(4)
For the three and nine months ended March 31, 2020, represents costs incurred in connection with interruption to our engine supply during the UAW strike against General Motors. We purchase engines from General Motors LLC that we then prepare for marine use for our Malibu and Axis boats. During the UAW strike, General Motors suspended delivery of engine blocks to us and we incurred costs by entering into purchase agreements with two suppliers for additional engines to supplement our inventory of engine blocks for Malibu and Axis boats.

(5)	For the three and nine months ended March 31, 2020 we recognized other income from an adjustment in our tax receivable agreement liability as a result of a decrease in the estimated tax rate used in computing our future tax obligations and in turn, a decrease in the future tax benefit we expect to pay under our tax receivable agreement with pre-IPO owners.
(6)	We calculate net income margin as net income divided by net sales and we define adjusted EBITDA margin as adjusted EBITDA divided by net sales.

Exhibit 99.1
Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income (Unaudited):
The following table shows the reconciliation of the numerator and denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented (in thousands except share and per share data):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020
Reconciliation of numerator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Net income attributable to Malibu Boats, Inc.	$33,796	$22,778	$76,114	$55,359
Provision for income taxes	10,941	6,987	23,656	16,872
Professional fees [1]	948	124	3,186	500
Acquisition and integration related expenses [2]	3,170	1,053	7,894	3,200
Fair market value adjustment for interest rate swap [3]	—	10	—	68
Stock-based compensation expense [4]	1,449	816	4,060	2,306
UAW strike impact [5]	—	877	—	2,564
Adjustments to tax receivable agreement liability [6]	—	(1,650)	—	(1,650)
Net income attributable to non-controlling interest [7]	1,339	1,088	3,206	2,787
Fully distributed net income before income taxes	51,643	32,083	118,116	82,006
Income tax expense on fully distributed income before income taxes [8]	12,187	7,539	27,875	19,271
Adjusted fully distributed net income	$39,456	$24,544	$90,241	$62,735

	Three Months Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020
Reconciliation of denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Weighted average shares outstanding of Class A Common Stock used for basic net income per share:	20,799,405	20,630,741	20,722,339	20,684,034
Adjustments to weighted average shares of Class A Common Stock:
Weighted-average LLC units held by non-controlling unit holders [9]	643,292	805,822	686,407	822,042
Weighted-average unvested restricted stock awards issued to management [10]	231,165	181,015	206,406	146,905
Adjusted weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income per Share of Class A Common Stock:	21,673,862	21,617,578	21,615,152	21,652,981

Exhibit 99.1

The following table shows the reconciliation of net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020
Net income available to Class A Common Stock per share	$1.62	$1.11	$3.67	$2.68
Impact of adjustments:
Provision for income taxes	0.53	0.34	1.14	0.82
Professional fees [1]	0.04	—	0.15	0.02
Acquisition and integration related expenses [2]	0.15	0.05	0.38	0.15
Fair market value adjustment for interest rate swap [3]	—	—	—	—
Stock-based compensation expense [4]	0.07	0.04	0.20	0.11
UAW strike impact [5]	—	0.04	—	0.12
Adjustment to tax receivable agreement liability [6]	—	(0.08)	—	(0.08)
Net income attributable to non-controlling interest [7]	0.06	0.05	0.15	0.13
Fully distributed net income per share before income taxes	2.47	1.55	5.69	3.95
Impact of income tax expense on fully distributed income before income taxes [8]	(0.59)	(0.37)	(1.34)	(0.94)
Impact of increased share count [11]	(0.06)	(0.05)	(0.18)	(0.12)
Adjusted Fully Distributed Net Income per Share of Class A Common Stock	$1.82	$1.13	$4.17	$2.89

Exhibit 99.1

(1)	Represents legal and advisory fees related to our litigation with Skier's Choice, Inc.
(2)
For the three and nine months ended March 31, 2021, represents legal and advisory fees incurred in connection with the acquisition of Maverick Boat Group and amortization of intangibles acquired in connection with the acquisition of Maverick Boat Group, Pursuit and Cobalt. Integration related expenses for the three and nine months ended March 31, 2021 include post-acquisition adjustments to cost of goods sold of $0.9 million for the fair value step up of inventory acquired from Maverick Boat Group, which was sold during the second quarter of fiscal 2021. For the three and nine months ended March 31, 2020, represents amortization of intangibles acquired in connection with the acquisition of Pursuit and Cobalt.

(3)	Represents the change in the fair value of our interest rate swap entered into on July 1, 2015. The swap matured on March 31, 2020.
(4)	Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(5)	For the three and nine months ended March 31, 2020, represents costs incurred in connection with interruption to our engine supply during the UAW strike against General Motors. We purchase engines from General Motors LLC that we then prepare for marine use for our Malibu and Axis boats. During the UAW strike, General Motors suspended delivery of engine blocks to us and we incurred costs by entering into purchase agreements with two suppliers for additional engines to supplement our inventory of engine blocks for Malibu and Axis boats.
(6)	For the three and nine months ended March 31, 2020, we recognized other income from an adjustment in our tax receivable agreement liability as a result of a decrease in the estimated tax rate used in computing our future tax obligations and in turn, a decrease in the future tax benefit we expect to pay under our tax receivable agreement with pre-IPO owners.
(7)	Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock.
(8)	Reflects income tax expense at an estimated normalized annual effective income tax rate of 23.6% and 23.5% of income before income taxes for the three and nine month periods ended March 31, 2021 and 2020, respectively, assuming the conversion of all LLC Units into shares of Class A Common Stock. The estimated normalized annual effective income tax rate for fiscal year 2021 is based on the federal statutory rate plus a blended state rate adjusted for the research and development tax credit, the foreign derived intangible income deduction, and foreign income taxes attributable to our Australian subsidiary.
(9)	Represents the weighted average shares outstanding of LLC Units held by non-controlling interests assuming they were exchanged into Class A Common Stock on a one-for-one basis.
(10)	Represents the weighted average unvested restricted stock awards included in outstanding shares during the applicable period that were convertible into Class A Common Stock and granted to members of management.
(11)	Reflects impact of increased share counts assuming the exchange of all weighted average shares outstanding of LLC Units into shares of Class A Common Stock and the conversion of all weighted average unvested restricted stock awards included in outstanding shares granted to members of management.